As filed with the Securities and Exchange Commission on March 6, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XERIS BIOPHARMA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-1082097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1375 W. Fulton Street, Suite 1300
Chicago, Illinois 60607
(844) 445-5704
(Address of Principal Executive Offices, including Zip Code)

Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan
(Full Title of the Plans)
John Shannon
Chief Executive Officer
Xeris Biopharma Holdings, Inc.
1375 W. Fulton Street, Suite 1300
Chicago, Illinois 60607
(844) 445-5704
(Name, Address and Telephone Number of Agent For Service)
Copies to:
Joseph C. Theis, Jr., Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is filed for the purposes of registering 5,977,176 additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Xeris Biopharma Holdings, Inc. (the “Registrant”) that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 5,977,176. This Registration Statement registers these additional 5,977,176 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-260068) on October 5, 2021, is effective. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities Exchange Commission on October 5, 2021 (Registration No. 333-260068), March 11, 2022 (333-263466), March 8, 2023 (333-270357), and March 6, 2024 (333-277701).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1
Specimen Stock Certificate Evidencing Shares of Common Stock (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (File No. 333-262404) filed with the Securities and Exchange Commission on January 28, 2022)

4.2
2018 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to Xeris Pharmaceuticals, Inc.’s Registration Statement on Form S-1/A (File No. 333-225191) filed with the Securities and Exchange Commission on June 11, 2018)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of KPMG LLP, independent registered public accounting firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on March 6, 2025.

XERIS BIOPHARMA HOLDINGS, INC.

By:	/s/ John Shannon
John Shannon
Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Shannon and Steven M. Pieper, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person and in such person’s name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Xeris Biopharma Holdings, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Shannon	Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2025
John Shannon

/s/ Steven M. Pieper	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2025
Steven M. Pieper

/s/ Marla Persky	Chairperson of the Board of Directors	March 6, 2025
Marla Persky

/s/ B.J. Bormann	Director	March 6, 2025
B.J. Bormann

/s/ Ricki Fairley	Director	March 6, 2025
Ricki Fairley

/s/ Dawn Halkuff	Director	March 6, 2025
Dawn Halkuff

/s/ John H. Johnson	Director	March 6, 2025
John H. Johnson

/s/ Garheng Kong	Director	March 6, 2025
Garheng Kong

/s/ John Schmid	Director	March 6, 2025
John Schmid

/s/ Jeffrey Sherman	Director	March 6, 2025
Jeffrey Sherman